OPTION AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT is made this 1st day of March 1999 between the Royal Palm Beach Colony, L.P., a Delaware Limited Partnership, with an address at 2501 South Ocean Drive, Hollywood, FL 33019, as "Seller" and The Nature Conservancy, a non-profit District of Columbia corporation, whose address is 222 South Westmonte Drive, Suite 300, Altamonte Springs, Florida 32714, and its successors and assigns, as "Purchaser."

1. GRANT OF OPTION. Seller hereby grants to Purchaser and its successors and assigns the exclusive option to purchase all of Seller's right, title and interest in and to the real property located in Palm Beach County, Florida, described in Exhibit "A", together with all improvements, easements and appurtenances ("Property"), in accordance with the provisions of this Agreement. This Agreement becomes legally binding upon execution by the parties but exercise of the option is subject to approval by the Palm Beach County Board of County Commissioners (the "Board"), whose address is Palm Beach County Department of Environmental Resources Management, 3323 Belvedere Road, Building 502, West Palm Beach, Florida 33406. If this option is assigned to the Board, Palm Beach County shall not have any obligations under this Agreement until it gives written notice of exercise to Seller. If this option is assigned to the Board, the Board's agents in all matters shall be the Department of Environmental Resources Management ("ERM") and the County Attorney's Office.

2. OPTION TERMS. The option is One Hundred Dollars ($100) ("Option Payment"), the receipt and sufficiency of which is hereby acknowledged by Seller. The option may be exercised during the period beginning with Purchaser's execution of this Agreement and ending 150 days after execution of this Agreement by Seller, unless extended by other provisions of this Agreement ("Option Expiration Date").

3.A. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property is One Million Three Hundred Eighty Five Thousand and no/100 Dollars $1,385,000.00, which after reduction by the amount of the Option Payment, will be paid in cash or certified funds, or, if assigned to the Board, by County check, to Seller at closing.

3.B. ADJUSTMENT OF PURCHASE PRICE. The Purchase Price is $1,385,000.00. If the final County approved survey required by paragraph 5 hereof shows that there are less than 483 acres, then the Purchase Price will be decreased by $3,000.00 for each acre less than 483 acres.

4.A. ENVIRONMENTAL AUDIT. Seller shall, at his sole cost and expense and at leas 45 days prior to the Option Expiration Date, furnish to Purchaser a Phase I environmental audit of the Property which meets the standards and requirements of the Division of State Lands of the Florida Department of Environmental Protection ("DSL"). It is Seller's responsibility to ensure that the consultants contact Purchaser regarding these standards and requirements. Seller shall use the services of competent, professional consultants with expertise in the environmental auditing process to determine the existence and extent, if any, of "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste of any kind or any other substance which is regulated by any Environmental Law ( as hereinafter defined in paragraph 4.B.). The audit shall be certified to Purchaser and the date of certification shall be within 45 days before the date of closing.

4.B. HAZARDOUS MATERIALS. In the event that the environmental audit provided for in paragraph 4.A confirms the presence of Hazardous Materials on the Property, Seller shall, at its sole cost and expense and prior to the exercise of the option and closing, promptly commerce and diligently pursue any assessment, clean up and monitoring of the Property into full compliance with any and all applicable federal, state or local laws, statutes, ordinances, rules, regulations or other governmental restrictions regulating, relating , or imposing liability or standards of conduct concerning Hazardous Materials ("Environmental Law"), but shall not be required to spend more than $7,000.00. If the estimated cost of clean up of Hazardous Materials exceed $13,000.00 either party may elect to terminate this Agreement and neither party shall have any further obligations under this Agreement.

5. SURVEY. Seller shall no later than 45 days prior to the Option Expiration Date obtain at its sole cost and expense and deliver to Purchaser a current boundary survey of the Property prepared by a professional land surveyor licensed by the State of Florida which meets the standards and requirements of DSL. It is Seller's responsibility to ensure that the surveyor contacts the Bureau of Survey and Mapping in DSL regarding these standards and requirements prior to the commencement of the Survey. The Survey shall be certified to Purchaser and the title insurer and the date of certification shall be within 90 days before the date of closing, unless this 90 day time period is waived by Purchaser and by the title insurer for purposes of deleting the standard exceptions for survey matters and easements or claims of easement not shown by the public records from the owner's title policy. If the Survey shows any encroachment on the Property or that improvements intended to be located on the Property encroach on the land of others. The same shall be treated as a title defect.

6. TITLE INSURANCE. Seller shall, at its sole cost and expense and at least 30 days prior to the Option Expiration Date, furnish to Purchaser a marketable title insurance commitment, to be followed by an owner's marketable title insurance policy (ALTA Form "B") from a title company approved by Purchaser, insuring marketable title of Purchaser to the Property to the Property in the amount of the purchase Price. At closing, Seller shall require that the title insurer delete the standard exceptions of such policy referring to : (a) all taxes, (b) unrecorded rights or claims of parties in possession, (c) survey matters, (d) unrecorded easements or claims of easements, and (e) unrecorded mechanics' liens.

7. DEFECTS IN TITLE. Seller shall, within 90 days after notice form Purchaser, cure all defects in title. Seller agrees to use diligent effort to correct the defects in title within the time provided therefor, but shall not be required to bring any lawsuits. If Seller is unsuccessful in removing the title defects within said time, Purchaser shall have option to either: (a) accept the title as it then is with no reduction in the Purchase Price, (b) extend the amount of time, not to exceed and additional 90 days, that Seller has to cure the defects in title, or (c) terminate this Agreement, thereupon releasing Purchaser and Seller form all further obligations under this Agreement.

8. INTEREST CONVEYED. At closing, Seller shall execute and deliver to Purchaser a statutory warranty deed in accordance with Section 689.02, Florida Statutes, conveying marketable title to the

Property in fee simple fee and clear of all liens, reservations, restrictions, easements, leases, tenancies and other encumbrances accepted, in writing, by Purchaser.

9. PREPARATION OF CLOSING DOCUMENTS. Upon execution of this Agreement, Seller shall submit to Purchaser a properly completed and executed beneficial affidavit and disclosure as required by Sections 286.23, and 380.08(2), Florida Statutes, attached hereto as Addendum No. 1, and, at Closing Seller shall execute an environmental affidavit, on the form attached hereto as Addendum No. 2 Seller shall prepare the deed described in paragraph 8 of this Agreement, Purchaser's and Seller's closing statements and the title, possession and lien affidavit certified to Purchaser and title insurer in accordance with Section 627.7842, Florida Statutes, on forms provided by Purchaser. All prepared documents shall be submitted to Purchaser for review and approval at least 15 days prior to the Closing Date.

10. PURCHASER REVIEW FOR CLOSING. Purchaser will approve or reject each item required to be provided by Seller under this Agreement within 20 days after receipt of all of the required items. Seller still have 15 days thereafter to cure and resubmit any rejected item. In the event Seller fails to timely deliver any item, or Purchaser rejects any item after delivery, Purchaser may in its reasonable discretion extended the Option Expiration Date or Closing Date, as applicable.

11. EXPENSES. Seller will pay the documentary revenue stamp tax and all other taxes or costs associated with the conveyance, including the cost of recording the deed described in paragraph 8. Of this Agreement and any other recordable instruments which the title company deems necessary to assure good and marketable title to the Property.

12. TAXES AND ASSESMENTS. If this option is not assigned to the Board , all real estate taxes and assessments which are or which may become a lien against the Property shall be prorated between the parties to the date of closing. Notwithstanding any provision herein to the contrary , if this option is assigned to the Board, all real estate taxes and assessments which are or which may become a lien against the Property shall be satisfied of record by Seller at closing. If this option is assigned to the Board and the Board acquires fee title to the Property between January 1 and November 1, Seller shall, in accordance with Section 196.295, Florida Statutes, place in escrow with the county tax collector an amount equal to the current taxes prorated to the date of transfer, based upon the current assessment and mileage rates on the Property. In the event the Board acquires fee title to the Property on or after November 1, Seller shall pay to the county tax collector an amount equal to the taxes to be determined to be legally due and payable by the county tax collector.

13. CLOSING PLACE AND DATE. The closing shall be on or before 30 days after Purchaser exercises the option, but in no event sooner than June 1, 1999, provided, however, that if a defect exists in the title to the Property , title commitment, Survey, environmental audit, or any other documents required to be provided or completed and executed by Seller, the closing shall occur on either the original closing date or within 15 days after receipt of documentation curing the defects, whichever is later. Notwithstanding anything herein before to the contrary, Purchaser may, in its sole discretion, extend the closing up to an additional 60 days. The place of closing shall be at the offices of Seller's attorney in West Palm Beach, Florida, and the date and time shall be agreed to by Purchaser and Seller.

14. RISK OF LOSS AND CONDITION OF REAL PROPERTY. Seller assumes all risk of loss or damage to the Property prior to the date of closing and warrants that the Property shall be transferred and conveyed to Purchaser in the same or essentially the same condition as of the date of Seller's execution of this Agreement. ordinary wear and tear excepted. However, in the event the condition of the Property is altered by an act of God or other natural force beyond the control of Seller, Purchaser may elect, at its sole option, to terminate this Agreement and neither party shall have any further obligations under this Agreement. Seller represents and warrants that there are no parties other than Seller in occupancy or possession of any part of the Property.

15. RIGHT TO ENTER PROPERTY AND POSSESSION. Seller agrees that from the date this Agreement is executed by Seller, Purchaser and its agents, upon reasonable notice, shall have the right to enter the Property for all lawful purposes in connection with this Agreement. With regard to any entry by Purchaser upon the Property prior to closing, Purchaser shall be responsible for damage or injury to persons or property resulting form Purchaser's liability to Seller or to any third party shall be subject to the limitations and conditions specified in
Section 768.28, Florida Statutes, and nothing contained herein shall be constructed as a waiver of sovereign immunity. Seller represents and warrants that there are no parties other than Seller in occupancy or possession of any part if the Property. Seller agrees to clean up an remove all abandoned personal property, refuse, garbage, junk, rubbish, trash, and debris (collectively referred to herein as the "garbage") from the Property prior to the closing, but shall not be required to spend more than $1,000.00. If the cost to clean up the garbage exceeds $1,000.00, then the Purchaser shall contribute up to $6,000.00 to clean up the garbage. If the cost to clean up the garbage exceeds $7,000.00, either party may elect to terminate this Agreement and neither party shall have any further obligations under this Agreement.

16. ACCESS. Seller warrants that there is direct legal and actual access to the Property over public roads or valid , recorded easements that benefit the Property

17. DEFAULT. If either party defaults under this Agreement, the non-defaulting party may waive the default and proceed to closing, or may seek any other remedy available at law or in equity against the defaulting party. In connection with any dispute arising out of this Agreement, including without limitation litigation and appeals, the prevailing party will be entitled to recover reasonable attorney's fees and costs.

18. BROKERS. Seller and Purchaser warrant that no persons, firms, corporations or other entities are entitled to a real estate commission or other fees as a result of this Agreement or subsequent closing, except as accurately disclosed on the disclosure statement required in paragraph 9. Seller and Purchaser shall indemnify and hold each other harmless from any and all such claims, whether disclosed for undisclosed . In the event this Agreement is assigned to the County, any fees due any other third party for its services to the Board shall be the sole responsibility of the County and The Nature Conservancy shall remain liable for the indemnification set forth in this paragraph 18.

19. ASSIGNMENT. This Agreement may be assigned by Purchaser only to Palm Beach County, without the consent of Seller, in which event Purchaser will provide written notice of assignment to Seller.

20. TIME. Time is of essence with respect to all dates or times set forth in this Agreement.

21. WETLAND DONATION. At Seller's request , the parties acknowledge that Seller intends to donate the wetlands portion of the Property to Palm Beach County. However, this acknowledgment does not represent any concurrence in Seller's claimed fair market value of the wetlands. Seller acknowledges and agrees that this wetland donation is an item of negotiated consideration unique to this particular transaction and accordingly, this wetland donation shall no be used as a precedent in any future real estate negotiations.

22. SEVERABILITY. In the event any of the provisions of this Agreement are deemed to be unenforceable, the enforceability of the remaining provisions of this Agreement shall not be affected.

23. SUCCESSORS IN INTEREST. Upon Seller's execution of this Agreement, Seller's heirs legal representatives, successors and assigns will be bound by it. Upon Purchaser's approval of this Agreement and Purchaser's exercise of the option, Purchaser and Purchaser's successors and assigns will be bound by it. The covenants, warranties, representations and indemnities made by Seller to Purchaser hereunder shall incur to the benefit of Purchaser's successors and assigns.

24. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the parties.

25. WAIVER. Failure of Purchaser to insist upon strict performance of any covenant or condition of this Agreement, or to exercise any right herein contained, shall not be constructed as a waiver or relinquishment for the future of any such covenant, condition or right; but the same shall remain in full force and effect.

26. AGREEMENT EFFECTIVE. This Agreement or any modification, amendment or alteration thereto, shall not be effective or binding upon any of the parties hereto until it ahs been executed by all of the parties.

27. ADDENDUM. Any addendum attached hereto that is signed by the parties shall be deemed a part of this Agreement.

28. NOTICE. Whenever either party desires or is required to give notice unto the other, it must be given by written notice, and either delivered personally or mailed to the appropriate address indicated on the first page of this Agreement, or such other address as is designated on writing by a party to this Agreement.

THE EXERCISE OF THIS OPTION IS SUBJECT TO: (1) CONFIRMATION THAT THE FINAL ADJUSTED PURCHASE PRICE IS NOT IN EXCESS OF THE COUNTY APPROVED VALUE OF THE PROPERTY , AND (2) COUNTY APPROVAL OF ALL DOCUMENTS TO BE FURNISHED HEREUNDER BY SELLER.


                                        SELLER

                                        ROYAL PALM BEACH COLONY, L.P.
                                        a Delaware Limited Partnership


                                        By: Stein Management Co., Inc. a Florida
                                        Corporation, its sole general partner


                                        By: /s/ Randy Reiger
                                        ----------------------------------------
                                        Randy Reiger, Authorized Agent



                                        59-2501-059
                                        ----------------------------------------
                                        F.E.I.D. No.


                                        3-1-99
                                        ----------------------------------------
                                        Date signed by Seller


                                        Executed by the SELLER on 3-1-99
                                                                  --------------

/s/ Jim Hr                              PURCHASER
Jim Hr                                  THE NATURE CONSERVANCY
-----------------------
Witness as to Purchaser                 By:  /s/ Robert L. Bendick, Jr.
                                        ----------------------------------------
/s/ Jane Berger                         Robert L. Bendick, Jr.
Jane Berger
----------------------                  Its: Vice President
Witness as to Puchaser

Robert L. Bendick, Jr.
                                                  (Corporate Seal)



                                              53-0242652
                                        ----------------------------------------
                                                   F.E.I.D. No.


                                                     3/18/99
                                        ----------------------------------------
                                        Date signed by Purchaser

                                  ADDNDUM No. 1
                       BENEFICIAL INTEREST AND DISCLOSURE
                                      OTHER

STATE OF     ) FLORIDA
             )
COUNTY OF    ) DADE



Before  me,  the  undersigned  authority,   personally  appeared  Randy  Rieger,

Authorized  Agent.  This 1st day of March,  1998 who,  first  being duly  sworn,

deposes and says:



     1) That Royal  Palm Beach  Colony a  Delaware  Limited  Partnership,  whose address is 2501 South Ocean Drive,  Hollywood,  FL 33019, is the record owner of the Property.  The following is a list of every  "person" (as defined in Section

1.03 (3), Florida Statutes) holding 5% or more of the beneficial interest in the

Property.

                (if more space is needed, attach separate sheet)



Name                                 Address                            Interest
----                                 -------                            --------

Royal Palm Beach Colony, a Delaware Limited Partnership, is registered with the Federal Securities Exchange Commission and is exempt from the requirements of s.
286.23 pursuant to ss. 286.23 (3) (a), Florida Statutes.

     2) That to the best of the  affiant's  knowledge,  all  persons  who have a financial  interest in this real estate  transaction or who have received or who will receive real estate  commission,  attorney's  or  consultant's  fees or any other benefits incident to the sale of the property are:


Name               Address               Reason for Payment               Amount
----               -------               ------------------               ------

Moyle Flanigan            625 N. Flagler Drive       Attorney Fees. Amount to
                          West Palm Beach, FL 33401  be determined.


RTL Realty, Inc.          1541 Sunset Drive          Real Estate Commission
                          Coral Gables, FL 33143


EnviroDesign Associates,  298 Pineapple Grove Way    Phase I Environmental site
Inc.                      Delray Beach, FL 33444     assessment


     3) That,  to the best of the affiant's  knowledge,  the following is a true history of all financial transactions (including any mortgages and amendments or modifications  thereto,  or existing options or purchase  agreements in favor of affront)  concerning  the  Property  which have  taken  place or will take place during  the last  five  years  prior to the  conveyance  of title to Palm  Beach

County, Florida:


 Name and Address                            Type of                  Amount of
of Parties Involved         Date             Transaction             Transaction
-------------------         ----             -----------             -----------

NONE




This affidavit is given with the provisions of Sections 286.23 , and 380.08 (2), Florida

Statutes.

AND FURTHER AFFIANT SAYETH NOT.

                                    /s/ Randy Rieger
                                    ------------------------------
                                    Randy Rieger, Authorized Agent

SWORN TO and  subscribed  before me this 1st day of March  1999,  by  Authorized
Agent who is personally known to me or who has produced & drivers license as identification and who did take an oath.


                                               /s/ Rebecca Santamaria
                                               ---------------------------------
                                               Rebecca Santmaria
                                               Notary Public


                                               Rebecca Sanamaria
                                               ---------------------------------
                                               (Printed or Typed Name of Notary)

                                               Commission No.: CC 799693
                                                               -----------------

                                               My Commission Expires: 12/28/02
                                                                     -----------

                                   EXHIBIT "A"

                                       TO
                               FISRT AMENDMENT TO
                     OPTION AGREEMENT FOR SALE AND PURCHASE


                                LEGAL DESCRIPTION


That portion of Sections 19 and 20, Township 41 South, Range 41 East, Palm Beach County, Florida, lying south of the Seaboard A.L. Railroad.